UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 30, 2015

Sunshine Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36539	30-0831760
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

102 West Baker Street, Plant City, Florida	33563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (813) 752-6193

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective October 2, 2015, Vickie Houllis resigned her positions as Senior Vice President, Chief Financial Officer and Corporate Secretary of Sunshine Bancorp, Inc. (the “Company’) and Human Resources Director and Corporate Secretary of Sunshine Bank (the “Bank”).

(c)           On October 2, 2015, the Company announced the appointment of John D. Finley, age 56, as Executive Vice President and Chief Financial Officer of the Company effective October 5, 2015. The Company’s press release announcing Mr. Finley’s appointment is attached hereto as exhibit 99.1 to this Current Report on Form 8-K.

Beginning in 2013 and until he joined the Company, Mr. Finley served as Director of Treasury Strategies at Susquehanna Bancshares, Inc. (recently acquired by The BB&T Corporation), where he was responsible for leading the interest rate and liquidity risk management processes as well as ALCO management for the company. From 2007 to 2012, Mr. Finley was with Graystone Tower Bank and served in the positions of Senior Vice President and Chief Financial Officer and Senior Vice President, Director of Finance. From 2012 to 2013, he was President of Margin Advisors, Inc., which provided consulting services to community banks. Mr. Finley is a certified public accountant.

(e)           On October 2, 2015, the Company and the Bank entered into a Separation and Release Agreement with Ms. Houllis (the “Separation Agreement”) in connection with her resignation as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company and Human Resources Director and Corporate Secretary of the Bank.  The Separation Agreement provides for the following payments to Ms. Houllis in exchange for her release of claims against the Company and the Bank related to her employment: (1) cash lump sum payment of $144,200; (2) reimbursement for the monthly premiums (not to exceed $600 per month) associated with her continued participation in the Bank’s group health insurance plan during the first six months of the applicable COBRA period; and (3) cash lump sum payment of $6,914, payable in lieu of contributions to be received for the 2015 plan year under the Sunshine Bank Employee Stock Ownership Plan.  In addition, the Bank accelerated the vesting of Ms. Houllis’ benefits earned as of her date of resignation under the Supplemental Executive Retirement Plan Agreement between the Bank and Ms. Houllis, dated September 22, 2011.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the copy of such agreement that is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 8.01.                  Other Events.

On September 30, 2015, the Company redeemed all of the outstanding 5,700 shares of its Series A Preferred Stock for $5.7 million. The 5,700 shares of Series A Preferred Stock had been issued to the Secretary of the Treasury as part of the Company’s participation in the Small Business Lending Fund as a result of the completion of the acquisition of Community Southern Holdings, Inc. on June 30, 2015.

Item 9.01.                   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Separation and Release Agreement between Sunshine Bancorp, Inc., Sunshine Bank and Vickie Houllis dated October 2, 2015.
99.1	Press Release dated October 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BANCORP, INC.

Date: October 2, 2015	By:	/s/ Andrew S. Samuel
Andrew S. Samuel President and Chief Executive Officer